EXHIBIT 99.1

Contact:
Susan A. Brownie
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2007 RESULTS

Highlights:

•	Revenues of $8.1 million in the first quarter of 2007, up 8% over the first quarter of 2006

•	Net income of $45,000 in the first quarter of 2007, down from $658,000 in the first quarter of 2006

•	Adjusted EBITDA of $0.9 million in the first quarter of 2007, compared to $1.3 million in the first quarter of 2006

•	1,379,000 healthcare professional subscribers fully implemented on our Internet-based learning network at March 31, 2007, up from 1,259,000 at March 31, 2006

•	Approximately half of our subscriber base transitioned to Next Generation HealthStream Learning Center®

•	Acquired The Jackson Organization and launched HealthStream ResearchTM on March 12, 2007

NASHVILLE, Tenn. (April 24, 2007)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of research and learning solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2007. With both research and learning capabilities, HealthStream is becoming a more valuable strategic partner to healthcare organizations by offering a powerful set of solutions to identify challenges through research and improve performance through learning, thus turning insight into action.

Financial Results:
First Quarter 2007 Compared to First Quarter 2006
Revenues for the first quarter of 2007 increased $579,000, or 8 percent, to $8.1 million, compared to $7.5 million for the first quarter of 2006.

Revenues for the first quarter of 2007 from our research business supporting healthcare organizations with research solutions (HealthStream Research) increased by approximately $344,000, primarily resulting from the impact of the March 12, 2007 acquisition of The Jackson Organization, Research Consultants, Inc. (TJO), a privately held leader in healthcare research.

Revenues from our business providing innovative learning solutions (HealthStream Learning) increased by $235,000 when compared to the first quarter of 2006. We experienced growth in revenues from our HealthStream Learning Center® (HLC) subscriber base of $407,000, or 12 percent, and from courseware subscriptions of $158,000, or 19%, and was partially offset by declines in live event revenues of $152,000 and content maintenance and other project-based services of $115,000. The portion of revenues derived from our Internet-based subscription learning products, which includes revenues from the HLC, courseware subscriptions, online training services (RepDirect™), and HospitalDirect™, increased by $600,000, or 14 percent, over the prior year same quarter. The percentage of total revenues from Internet-based subscription products improved to approximately 62 percent for the first quarter of 2007 from 59 percent for the first quarter of 2006.

Gross margins, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, declined to 64 percent for the first quarter of 2007 from 66 percent for the first quarter of 2006. Gross margin declines are associated with costs of outsourcing telephone-based surveys (which represented a higher percentage of our research revenue during the period), the addition of TJO call center personnel expenses, and increased royalties paid by us resulting from growth in courseware subscriptions.

Net income for the first quarter of 2007 was $45,000, or $0.00 per share (diluted), down from $658,000, or $0.03 per share (diluted), for the first quarter of 2006. The decrease in net income resulted from the addition of personnel associated with product management and general and administrative functions, TJO personnel and other operating expenses, increased amortization associated with software feature enhancements and content, and increases in other corporate expenses, primarily related to increased compliance costs.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $912,000 for the first quarter of 2007, compared to $1.3 million for the first quarter of 2006. This decrease is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under generally accepted accounting principles is attached in the summary financial data.

Other Financial Indicators
At March 31, 2007, the Company had cash, investments, and related interest receivable of $2.3 million, compared to $12.8 million at December 31, 2006. Cash paid for the acquisition of TJO totaled approximately $11.6 million and we incurred approximately $0.6 million of direct and incremental costs related to the acquisition, which we have capitalized in the cost of TJO. Capital expenditures and capitalized feature enhancement development totaled approximately $0.6 million for the first quarter of 2007. These uses of cash were partially offset by cash generated from operations. We also maintain full availability under our $10.0 million revolving credit facility.

Our days sales outstanding (DSO, which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter) approximated 75 days for the first quarter of 2007 compared to 60 days for the first quarter of 2006. This increase is associated with the acquired accounts receivable from the TJO acquisition without reflecting the revenues associated with TJO for the full quarter. Excluding the impact of the TJO acquisition, DSO for the first quarter of 2007 was comparable with the first quarter of 2006, approximating 60 days.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analyses, and industry benchmarks to healthcare organizations.

Building on the success of the acquisition of Data Management & Research (DMR) in 2005, in March of 2007, HealthStream acquired TJO, a privately held leader in healthcare research, strengthening our research business. Concurrent with the acquisition of TJO, HealthStream announced the launch of HealthStream Research, which includes the operations of DMR and TJO. HealthStream Research has a customer base of approximately 1,100 healthcare facilities, or 22 percent, of the nation’s acute-care hospitals.

Industry-wide, interest is increasing in research, due, in part, to the CAHPS® (Consumer Assessment of Health Plan Survey) Hospital Survey launched by the Centers for Medicare & Medicaid Services (CMS) in partnership with the Agency for Healthcare Research and Quality (AHRQ). As a certified vendor designated by CMS, we will continue to offer CAHPS® Hospital Survey services to healthcare organizations.

In the first quarter of 2007, HealthStream Research added several new healthcare organization customers, including Paradigm Health, Herbert Thomas Memorial Hospital, and Doctors’ Hospital. In addition, several of our long-standing research customers renewed their agreements with HealthStream during the first quarter of 2007, including Healthways, Vanguard Health Systems, and Baptist Health South Florida.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include: the HealthStream Learning Center® (HLC)—our Internet-based learning platform, a wide range of professional, clinical, and regulatory content subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

During the first quarter of 2007, we transitioned approximately half of our customer base to our new and enhanced version of our Internet-based HLC, which we refer to as the Next Generation HLC. This new version of the HLC will enable us to more efficiently integrate the delivery of new product offerings to healthcare professionals who subscribe to our learning solutions. We believe the Next Generation HLC will be a cornerstone to our future growth.

While customers who transitioned to our Next Generation HLC during the first quarter of 2007 are utilizing the new platform at levels that are consistent with or higher than utilization prior to the transition, some of those customers experienced transition issues. We are currently increasing the resources focused on addressing those customers’ needs and on migrating our remaining customers to the new platform. Specifically, we have added personnel, contract, and technology resources to support our customers and expect to provide similar assistance to our remaining customers that we plan to transition during the third quarter of 2007.

At March 31, 2007, approximately 1,379,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. This number is up from approximately 1,352,000 at December 31, 2006, a two percent increase. The total number of contracted subscribers at March 31, 2007 was approximately 1,497,000, up from 1,452,000 at December 31, 2006, a three percent increase. “Contracted subscribers” include both those already implemented (1,379,000) and those in the process of implementation (118,000). Revenue recognition commences when a contract is fully implemented.

Customers representing approximately 95 percent of subscribers that were up for renewal did renew in the first quarter of 2007, while our renewal rate based on the annual contract value was approximately 102 percent. Our renewal rates reflect the addition of subscribers, as well as increased pricing at renewal, compared to previously contracted amounts. The renewal rates for the first quarter of 2007 compare to a subscriber renewal rate of 93 percent and an annual contract value renewal rate of 100 percent during the first quarter of 2006.

In the first quarter of 2007, HealthStream offered 44 educational activities for OR nurses at the annual Association of periOperative Registered Nurses (AORN) Congress, held March 11 – 15, 2007 in Orlando, Florida. Commercially supported by 35 pharmaceutical and medical device company customers, these educational activities were made available to nurses with the option of completing the requirements for earning nursing contact hours online or offline.

Financial Expectations
Revenues for the second quarter of 2007 are expected to approximate $11.6 to $11.8 million, an increase of approximately $3.4 to $3.6 million or 41 to 44 percent over the same quarter in the prior year. We expect revenues from HealthStream Learning to be comparable or down slightly from the second quarter of the prior year resulting from continued growth in our subscriber base and courseware subscriptions, offset by a significant live event not repeating during 2007. We expect HealthStream Research to comprise the majority of the year over year increase, with $2.8 to $3.0 million of the estimated increase resulting from the TJO acquisition with the remainder of the growth associated with our existing Research business.

We anticipate gross margins for the second quarter of 2007 to be comparable with the first quarter of 2007, which would reflect an improvement over the second quarter of 2006. We expect an increase in cost of revenues resulting from increased expenses associated with assisting customers who have migrated to the Next Generation HLC platform as well as increased personnel costs associated with customer support and product development as we support transitioned customers and coordinate the transition of our remaining HLC customers. We expect cost of revenues from HealthStream Research to increase as a result of the expected revenue growth and the addition of TJO. We also expect increases of $0.4 million in marketing expenses associated with our annual Learning Summit during the second quarter. Product development and sales and marketing expenses are expected to be comparable as a percentage of revenues compared to the same quarter in 2006. General and administrative expenses are expected to increase in amount during the second quarter of 2007 due to share based compensation expense associated with our annual option grant to our board members. As a percentage of revenues, general and administrative expenses are expected to be comparable with first quarter of 2007, but increase compared to the second quarter of 2006. We expect net income for the second quarter of 2007 to range between breakeven and $0.01 per diluted share.

We anticipate full year revenue growth will approximate 40 to 43 percent, including the incremental impact of TJO. We do not expect the issues associated with our Next Generation platform to impact revenues for 2007. We also anticipate that our gross margins will approximate 2006 results or decline modestly due to anticipated additional spending to support our HLC customer base and the impact of our transition to the Next Generation HLC platform. Product development expenses are also expected to increase in amount, but overall to decline slightly as a percentage of revenues. As a percentage of revenues, sales and marketing expenses are expected to approximate our spending in 2006. Depreciation and amortization expenses are expected to increase as a result of our Next Generation HLC platform and other new product development as well as definite-lived intangibles associated with the TJO acquisition. As a percentage of revenues, general and administrative expenses are expected to be comparable with or increase modestly from our results for the full year 2006. Our full-year net income per diluted share is expected to approximate $0.09 to $0.11. These updated expectations reflect approximately $0.8 million of additional expense anticipated to be incurred in transitioning our customers to the Next Generation HLC, which we expect to be complete by year end. We anticipate that three-quarters of this expense will be spread evenly over the second and third quarters of 2007, with the remainder during the fourth quarter.

We expect that our capital expenditures for the full year 2007 will approximate $5.0 to $5.2 million, due to the Next Generation HLC, product investments, and integration of TJO.

Commenting on results, Robert A. Frist, Jr., chief executive officer, said, “With the launch of HealthStream Research in the first quarter, we believe HealthStream becomes a more powerful strategic partner for healthcare organizations, offering insight through research and improved performance through learning. We are excited about the opportunity this development brings to deliver increased value to our customers.”

A conference call with Robert A. Frist, Jr., chief executive officer, Susan Brownie, senior vice president and chief financial officer, and Mollie Condra, senior director of communications, research, and investor relations will be held on Wednesday, April 25, at 9:00 a.m. (EST). To listen to the conference, please dial 877-407-0781 (no passcode needed) if you are calling within the domestic U.S. If you are an international caller, please dial 201-689-8568 (no passcode needed). The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 877-660-6853 (conference ID #239383; account #286) for domestic callers and 201-612-7415 (conference ID #239383; account #286) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by over 1.49 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has three satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2007	2006
Revenues	$8,101	$7,523
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	2,915	2,575
Product development	1,079	889
Sales and marketing	1,734	1,629
Depreciation and amortization	856	644
Other general and administrative	1,608	1,237

Total operating expenses	8,192	6,974
Operating (loss) income	(91)	549
Other income, net	140	134

Income before income taxes	49	683
Provision for income taxes	4	25

Net income	$45	$658

Net income per share:
Net income per share, basic	$0.00	$0.03

Net income per share, diluted	$0.00	$0.03

Weighted average shares outstanding:
Basic	21,936	21,284

Diluted	22,603	22,139

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization or adjusted EBITDA(1):

	Three Months Ended
	March 31,
	2007	2006
Net income	$45	$658
Interest income	(148)	(143)
Interest expense	8	9
Provision for income taxes	4	25
Share-based compensation expense	147	149
Depreciation and amortization	856	644

Income before interest, taxes, share-based compensation, depreciation and amortization	$912	$1,342

(1)	In order to better assess the Company’s financial results, management believes that income before interest, taxes, share-based compensation, depreciation and amortization (adjusted “EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2007	2006(1)
ASSETS

Current assets:
Cash, short term investments and related interest receivable	$2,274	$12,759
Accounts and unbilled receivables, net (2)	7,939	7,793
Prepaid and other current assets	1,890	1,659

Total current assets	12,103	22,211
Capitalized software feature enhancements, net	2,939	2,572
Property and equipment, net	2,868	2,184
Goodwill and intangible assets, net	27,882	13,073
Other assets	543	968

Total assets	$46,335	$41,008

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable, accrued and other liabilities	$4,855	$5,511
Deferred revenue	10,205	5,376
Current portion of capital lease obligations	181	176

Total current liabilities	15,241	11,063
Long-term liabilities, net of current portion	307	311

Total liabilities	15,548	11,374

Shareholders’ equity:
Common stock	96,243	95,134
Accumulated deficit	(65,456)	(65,500)

Total shareholders’ equity	30,787	29,634

Total liabilities and shareholders’ equity	$46,335	$41,008

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2006.

(2)	Includes unbilled receivables of $1,163 and $1,275 and other receivables of $4 and $4 at March 31, 2007 and December 31, 2006, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2007 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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